EXHIBIT 99.3


                                                     January 28, 2007





Dear Shareholder,

     Enclosed please find your dividend approved by the Board of Directors at their meeting January 8th, 2007. The dividend is payable at $0.26 per share which equates to $1.04 per annum. Based on the current trading price, this represents a return greater than 5%.

     Also enclosed is a notice of termination of the dividend reinvestment plan effective immediately after the re-investment of this dividend. The continuous decline in participation was a significant factor in this decision as was more active trading of Tri City shares. Most important however, was the fact that Tri City Bankshares Corporation has more than sufficient capital to expand and grow your corporation in the foreseeable future.

     The Directors and Management are proud to report that your Corporation posted record profits in 2007. We look forward to presenting shareholders all the detail of our 2007 performance in the Annual Report prior to the June 2008 annual meeting.


With best regards,
TRI CITY BANKSHARES CORPORATION

/S/Henry Karbiner
Henry Karbiner
Chairman of the Board